UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2011

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA		L4V 1R9
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 4, 2011, Nortel Networks Corporation (NNC) announced that it, its principal operating subsidiary Nortel Networks Limited (NNL) and certain of its other subsidiaries (together, Nortel), including Nortel Networks Inc. and Nortel Networks UK Limited (in administration), have entered into a “stalking horse” asset sale agreement (the Agreement) with Google Inc. for the sale of all of Nortel’s remaining patents and patent applications for a cash purchase price of US$900 million.

The Agreement includes the planned sale of approximately 6,000 patents and patent applications spanning wireless, wireless 4G, data networking, optical, voice, internet, service provider, semiconductors and other patent portfolios. The extensive patent portfolio touches nearly every aspect of telecommunications and additional markets as well, including Internet search and social networking.

Nortel, Google and Ranger Inc., a wholly-owned subsidiary of Google Inc., have made customary representations, warranties and covenants in the Agreement, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the Agreement and closing of the transaction. Google has unconditionally and irrevocably guaranteed the full and timely payment and performance of Ranger’s obligations under the Agreement and ancillary transaction documents. The Agreement also contains customary termination rights for Nortel and Ranger. If the Agreement is terminated in certain circumstances, Nortel will owe Ranger a reimbursement for actual fees, costs and expenses reasonably incurred by Ranger in connection with the transaction in an amount not to exceed US$4 million. In addition, if the Agreement is terminated in certain circumstances and Nortel enters into an alternative transaction for the sale of a material portion of the patent and patent-related assets that is consummated within 12 months following the termination, Nortel will owe Ranger a break-up fee of US$25 million payable out of the proceeds of the alternative transaction. On the closing date, US$45 million of the purchase price will be placed in an escrow account to secure an indemnity provided for specified breaches of the Agreement.

The Agreement follows a confidential, multi-round bidding process involving several interested companies and consortia from around the world.

Nortel has filed the stalking horse asset sale agreement with the United States Bankruptcy Court for the District of Delaware with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Following completion of the bidding process, final approval of the U.S. and Canadian courts will be required.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other customary conditions.

Item 8.01	Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: April 7, 2011